SECOND PROSPECTUS SUPPLEMENT                    Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated May 4, 1999)               Registration No. 333-77729


                                1,149,000 SHARES


                                VTEL CORPORATION
                                  COMMON STOCK
                                 $.01 PAR VALUE


                          -----------------------------


         This second prospectus supplement supplements and amends the prospectus dated May 4, 1999, relating to 1,149,000 shares of our common stock, that may be offered and sold from time to time by certain of our stockholders.

         Our common stock is traded on the Nasdaq National Market under the symbol "VTEL." On January 26, 2000, the closing price for our common stock on the Nasdaq National Market was $4.75.

         We will receive none of the proceeds from the sale of the common stock offered by the selling stockholders. We will pay for expenses of preparing and filing the registration statement, the prospectus, this second prospectus supplement and all other prospectus supplements. The selling stockholders will pay all selling and other expenses that they incur.

         The prospectus, together with this second prospectus supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act with respect to offers and sales of the shares of common stock. All references in the prospectus to "this prospectus" are hereby amended to read "this prospectus (as supplemented and amended)".

         YOU SHOULD READ THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU INVEST, INCLUDING THE RISK FACTORS WHICH BEGIN ON PAGE 2 OF THE PROSPECTUS.



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF
    THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.


                          -----------------------------



           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 27, 2000.

         The prospectus is hereby amended to modify the table located in the section of the prospectus entitled "Plan of Distribution; Selling Stockholder" to delete the reference to Vosaic Company, LLC and, in lieu thereof, add the following information:

         The table below sets forth information as of January 27, 2000 concerning beneficial ownership of the shares of the selling stockholders therein listed. All information concerning beneficial ownership has been furnished by the selling stockholders.


                                             Number of Shares of                                    Common Stock
                                                 Common Stock           Number of Shares         Beneficially Owned
                                              Beneficially Owned        of Common Stock           After Offering(1)
          SELLING STOCKHOLDER                 Prior to Offering             Offered                    Number
          -------------------                -------------------        ----------------         ------------------
                                                                                                       Percent
                                                                                                       -------
Vosaic Company, LLC(2)                             351,610                  351,610              --           --

Stuart Johnstone                                   206,980                  206,980              --           --

Charles G. Colby, Jr.                              210,593                  210,593              --           --

Pacific Advisors, Inc.                              34,607                   34,607              --           --

Roy Campbell                                        41,174                   41,174              --           --

See-Mong Tan                                        25,083                   25,083              --           --

Zhigang Chen                                        27,842                   27,842              --           --

Dong Xie                                             2,204                    2,204              --           --

Miguel Valdez                                        2,015                    2,015              --           --

Dave Raila                                           1,694                    1,694              --           --

Fabio Kon                                              435                      435              --           --

Matt Younkle                                           320                      320              --           --

Chuck Thompson                                          93                       93              --           --

Erik Simon                                             252                      252              --           --

Doug Jones                                              64                       64              --           --

Willy Liao                                              64                       64              --           --

Martin Bargon                                           28                       28              --           --

Tim Offenstein                                          28                       28              --           --

Kent Johnson                                         1,225                    1,225              --           --

Irwin Smith                                          1,225                    1,225              --           --

Dan Grigsby                                          7,500                    7,500              --           --


Digital Video Communications, Inc.                 230,801                  203,801              --           --

Mike Riedel                                          1,000                    1,000              --           --

James Wong                                           2,163                    2,163              --           --


--------------------

(1) Assumes that all shares of common stock offered hereby by the selling stockholders are actually sold.

(2)  The address of Vosaic is 2320 Grand Canal Venice, California 90291.

The selling stockholders have not, nor within the past three years have the selling stockholders had, any position, office or other material relationship with us or any of our predecessors or affiliates, except that See Mong-Tan, Zhigang Chen, Miguel Valdez and Jim Wong have become employees of VTEL.

         The shares of common stock beneficially owned by the selling stockholders, together with the underlying registration rights, were acquired in a private transaction from Vosaic. Additional selling stockholders or other information concerning the above listed selling stockholders may be set forth from time to time in additional prospectus supplements.
